Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:	Robert C. Ferris
	Fred B. Parks, Chairman and CEO	GCI Group
	Todd E. Paulson, CFO	(212) 537-8025
	(763) 475-1400	rferris@gcigroup.com

UROLOGIX REPORTS FISCAL SECOND QUARTER 2004

FINANCIAL RESULTS

MINNEAPOLIS — January 22, 2004 — Urologix®, Inc. (NASDAQ:ULGX — news), today reported its 2004 fiscal second quarter and six-month financial results for the period ended December 31, 2003, and provided financial guidance for continuing fiscal 2004 results.

Revenue for the second quarter of fiscal 2004 was $5.6 million, compared to revenue of $4.6 million in the second quarter of fiscal 2003. Sales of disposables accounted for 93% of revenue in the current quarter, compared to 84% of revenue in the same period of the prior fiscal year. Gross margins, as a percent of sales, were 63 percent compared to 60 percent in the same quarter a year ago. Net loss for the quarter was $207,000, or $0.01 per share, compared to a net loss of $2.5 million, or $0.18 per share, in the second quarter of fiscal 2003. The results for the current quarter included a $175,000 benefit from a reduction in severance obligations originally associated with the workforce reduction completed in the fourth quarter of fiscal 2003.

Revenue for the six-months ended December 31, 2003 was $10.7 million compared to $9.0 million in the first six months of the prior fiscal year. Gross margins, as a percent of sales, were 62 percent compared to 63 percent in the same period in the prior year. Net loss for the first six months of fiscal 2004 was $697,000, or $0.05 per share, compared to a net loss of $4.2 million, or $0.30 per share in the first half of fiscal 2003. The installed base of Cooled

ThermoTherapy system control units grew to 398 units at December 31, 2003 compared to 381 units at June 30, 2003.

Fred B. Parks, Chairman and Chief Executive Officer of Urologix commented, “I am pleased with the overall improvement in our quarterly financial results, most notably the revenue growth, gross margin improvement and improved cash position. We remain committed to disciplined expense management and I am confident that the progress will continue.”

Outlook

The Company expects total fiscal year 2004 revenues to be in the range of $22.0 million to $23.0 million, a 17% to 22% increase over fiscal year 2003 results. Net loss per share for fiscal year 2004 is expected to be in the range of $0.03 to $0.07 per share.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2004 second quarter results and business outlook on Friday, January 23, at 10:00 a.m. Central Time. Those interested in listening to the call can log onto www.urologix.com.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ — targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort — and provide safe, effective, lasting relief of the symptoms of BPH.

Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the rate of adoption of Cooled ThermoTherapy by the medical community; the ability of third-party suppliers to produce and supply products; the Company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; the impact of competitive treatments, products and pricing; the development and effectiveness of the Company’s sales organization and marketing efforts, developments in the reimbursement environment for the Company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy), the valuation of intangible assets and other risks, including those set forth in the Company’s reports filed with the Securities and Exchange Commission.

UROLOGIX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Sales	$5,619	$4,584	$10,680	$9,048
Cost of goods sold	2,064	1,854	4,046	3,360

Gross profit	3,555	2,730	6,634	5,688

Costs and expenses:
Selling, general and administrative	3,147	4,131	5,972	7,770
Research and development	631	963	1,215	1,937
Amortization of intangibles	166	166	332	332
Restructuring	(175)	—	(175)	—

Total costs and expenses	3,769	5,260	7,344	10,039

Operating loss	(214)	(2,530)	(710)	(4,351)
Interest income, net	7	40	13	111

Net loss	$(207)	$(2,490)	$(697)	$(4,240)

Basic and diluted net loss per common share	$(0.01)	$(0.18)	$(0.05)	$(0.30)

Basic and diluted weighted average number of common shares outstanding	13,985	13,916	13,975	13,913

Selected Balance Sheet Data

(Unaudited, in thousands)

	December 31,	June 30,
	2003	2003
Cash and available for sale investments	$3,949	$4,619
Accounts receivable	2,220	2,129
Inventory	2,784	2,893
Current assets	9,351	10,338
Total assets	33,829	35,862
Total liabilities	5,321	6,757
Shareholders’ equity	28,508	29,105

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